Exhibit 10.12

Tangram Enterprise Solutions

11000 Regency Parkway

Suite 401

Cary, NC 27511-8504

December 16, 2002

Norman L. Phelps

P.O. Box 51427

Durham, NC 27717

Dear Norm:

This letter will constitute our understanding and agreement on certain matters regarding your Severance Agreement dated as of November 8, 2000 (“Severance Agreement”) and the 2003 revenue goal of Tangram Enterprise Solutions, Inc. (“Company”) of $12 million as presented to, and approved by, the Board of Directors of the Company on October 30, 2002.

1. If the Company has not achieved revenues, as set forth in the Company’s financial statements prepared in accordance with GAAP, of at least $3,625,000 (70% of Q1 plus Q2 revenues) by June 30, 2003, the Board of Directors of the Company may elect to terminate your employment with the Company. The Company’s election to terminate shall be received by you in writing no later than July 31, 2003. In the event of such termination the Company shall pay you severance in the amount of six months of salary based upon your base salary then in effect, less statutory deductions and withholdings (hereinafter the “Severance Payment”). The Severance Payment may be paid in installments according to the Company’s regular payroll practices or in a lump sum, at the discretion of the Company. The Severance Payment represents the entire amount that you are entitled to receive under this Agreement. Upon such termination, you hereby agree that any and all rights or claims that you have or may have relating to the severance obligations set forth in Section 2 of the Severance Agreement have been satisfied and discharged in full.

2. If the Company has not achieved revenues of at least $12 million by December 31, 2003, the Board of Directors of the Company may elect to either (i) terminate your employment with the Company or (ii) cause you to accept a voluntary reduction of not more than 20% in your base salary. The Company’s election shall be received by you in writing no later than January 31, 2004.

(i)	In the event of such termination you shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance, benefits or similar compensation attributable to such termination, as set forth in Section 2 of the Severance Agreement, other than your base salary earned but unpaid, accrued but unused vacation to the extent allowed by the Company’s policies, vested benefits under any employee benefit plan, and any unreimbursed expenses

Norman L. Phelps

December 16, 2002

incurred by you as of the termination date. Upon such termination, you hereby agree that any and all rights or claims that you have or may have relating to the severance obligations set forth in Section 2 of the Severance Agreement have been satisfied and discharged in full.

(ii)	In the event of such reduction in your base salary, you agree to accept such reduction in your base salary and to waive your right to resign within 6 months of such reduction as set forth in Section 1(c)(ii)(3). The Company shall have no obligation to pay, any severance, benefits or similar compensation attributable to such reduction in base salary. In addition, you hereby agree that any and all rights or claims that you have or may have relating to the severance obligations set forth in Section 2 of the Severance Agreement are waived only to the extent attributable to such reduction in base salary.

Except as expressly written above, this letter agreement neither amends or alters in any way the Severance Agreement, which continues to remain in full force and effect. If the Company fails to make its written election in the time periods indicated above, this agreement shall be considered null and void and of no further force and effect.

Please call me if you have any questions or want to discuss any of these issues further. Otherwise, if you are in agreement with the foregoing, please sign this letter and return a copy to me.

Yours very truly,

TANGRAM ENTERPRISE SOLUTIONS, INC.

By:	/s/ Carl Wilson
Name	Carl Wilson
Title	Chairman, Compensation Committee

Agreed & Accepted as of

the date first written above:

/s/ Norman L. Phelps
Norman L. Phelps